As filed with the Securities and Exchange Commission on February 15, 2018

Registration No. 333-205125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MINDBODY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1898451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4051 Broad Street, Suite 220 San Luis Obispo, California	93401
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

2009 Stock Option Plan

(Full title of the plans)

Richard Stollmeyer

Chief Executive Officer

MINDBODY, Inc.

4051 Broad Street, Suite 220

San Luis Obispo, California

(877) 755-4279

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of MINDBODY, Inc. (the “Registrant”):

•

Registration Statement No. 333-205125 pertaining to the registration of 4,598,818 shares and 100,000 shares of Class A common stock, par value $.000004, of the Registrant issuable under the 2015 Equity Incentive Plan; and

•

Registration Statement No. 333-205125 pertaining to the registration of 783,136 shares of Class A common stock, par value $.000004, of the Registrant issuable under the 2015 Employee Stock Purchase Plan.

•

Registration Statement No. 333-205125 pertaining to the registration of 4,427,185 shares of Class A common stock, par value $.000004, of the Registrant and 4,427,185 shares of Class B common stock, par value $.000004, of the Registrant issuable under the 2009 Stock Option Plan.

On December 23, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Torreys Parent, LLC, a Delaware limited liability company (“Parent”), and Torreys Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of Vista Equity Partners Fund VI, L.P., a Cayman Islands exempted limited partnership (“Vista Fund VI”), and Vista Equity Partners Fund VII, L.P., a Cayman Islands exempted limited partnership (“Vista Fund VII”, and together with Vista Fund VI, the “Vista Funds”). On February 15, 2019, pursuant to the terms of the Merger Agreement, Parent acquired the Registrant through the Merger.

As a result of the Merger, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, MINDBODY, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Luis Obispo, State of California, on February 15, 2019.

MINDBODY, INC.

By:	/s/ Richard Stollmeyer
Name: Richard Stollmeyer
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Signature page to Form S-8 POS AM - MINDBODY, INC.